Exhibit 10-a-2

April 17, 2017

Werner Lieberherr
EVP & COO, Interior Systems

Dear Werner:

Welcome to Rockwell Collins!

As you know, B/E granted you 67,282 of restricted stock units (“RSUs”) on November 15, 2016. Pursuant to Section 7 of your RSU Award agreement, the RSUs have been converted into a cash award of $6,645,306.39.  Attached is a spreadsheet showing how this amount was calculated. This amount includes accumulated dividend equivalents on the RSUs as of the closing date.

In accordance with your RSU Award Agreement, the cash award will be credited with interest of 4% compounded quarterly.  4% is the prime rate as reported in the Wall Street Journal on April 13, 2017.  Your cash award will be subject to the applicable terms of the RSU Award Agreement.

Please call me if you have any questions.

Sincerely,

/s/ Laura A. Patterson
Laura A. Patterson Vice President, Rewards & Labor Strategy Rockwell Collins